EXECUTIVE CHANGE OF CONTROL

AND

SEVERANCE AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this 15th day of May, 2007 by and between Adams Golf Management Corp, a Delaware corporation, and the corporation's Chief Financial Officer , Eric Logan (the "Executive"). Adams Golf Management Corp. is sometimes referred to herein as the "Employer".

RECITALS

WHEREAS, management has determined that it is in the best interests of Management Corp. and its group of affiliated entities, the ultimate parent of which is Adams Golf, Inc., a Delaware Corporation ("Adams Golf," collectively with the affiliated entities, the "Company") as well as the shareholders of Adams Golf, for Management Corp. to agree, for a period of three (3) years, to assure either one (1) year's employment or the equivalent benefits of one (1) year's employment to Executive, who is responsible for financial and operations functions of the Company; and

WHEREAS, management has determined that it is important to enable Executive, without being distracted by the uncertainties of his own employment situation, to perform his duties;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section I Term of Agreement. This Agreement shall be effective for a period of three (3) years commencing on the date first mentioned above and continuing for a period of three (3) years.

Section 2 Definitions.

    "Base Salary" means the Executive's annual base salary in effect on the day prior to a Sale (as defined below), Change of Control (as defined below), or at the time of execution of this Agreement, whichever is higher,

    "Cause" means the following:

    the Executive's admission or conviction of a felony,

    the Executive's commission of an act of dishonesty in the course of his duties,

    the Executive's repeated disregard of policy directives of the Employer,

    the Executive's repeated failure to satisfactorily perform assigned duties, or the Executive's breach of his fiduciary responsibilities or fiduciary duties as an employee of the Employer.

    "Termination" means the following (without the Executive's express written consent) after written notice provided by the Executive and the failure of the Employer or its successors to remedy the following within thirty (30) days after receipt of such written notice:

    a reduction in the Executive's Base Salary;

    a relocation of the Executive's principal place of business to any location which is not within the greater Dallas/Fort Worth metropolitan area;

    the assignment to the Executive of any duties inconsistent with and inferior to the position with the Employer that the Executive held immediately prior to the execution of the Agreement, or a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment from those in effect immediately prior to the execution of this Agreement;

    the failure by the Employer to continue in effect any compensation plan in which the Executive participates immediately prior to the execution of this Agreement that is material to the Executive's total compensation, including, but not limited to, Adams Golf 2002 Equity Incentive Plan, or any additional or substitute plan adopted prior to the execution of this Agreement, or the failure by the Employer to continue the Executive's participation in any compensation plan referred to above on a basis less favorable, both in terms of benefits provided and the level of the Executive's participation relative to other participants as existed at the time of execution of this Agreement;

    failure by the Employer to continue to provide the Executive with benefits substantially similar at a substantially similar cost to those enjoyed by the Executive under any of the Employer's life insurance, medical, health and accident, or disability plans in which the Executive was participating at the execution of this Agreement, the taking of any action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the execution of this Agreement;

    firing or laying off the Executive;

    any material breach of this Agreement by the Employer or its successors.

    "Sale Termination" means (1) within three years from the date this contract is entered into, the Executive is terminated (as defined above) without cause (as defined above); and (2) at the time of termination, the following is imminently anticipated or actually takes place:

    a majority of the capital stock of Adams Golf is sold or transferred to an unaffiliated entity, or substantially all of the assets of Adams Golf are sold or transferred to an unaffiliated entity.

    "Change of Control Termination" means (1) within three years from the date this contract is entered into, the Executive is terminated (as defined above) without cause (as defined above); and (2) at the time of termination, the following is imminently anticipated or actually takes place:

    any person is or becomes the "beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Adams Golf, representing fifty-one (51%) percent or more of the combined voting power of Adams Golf's then outstanding securities;

    the stockholders of Adams Golf approve a merger or consolidation, a sale or disposition of all or substantially all of Adams Golf's assets or a plan of liquidation or dissolution of Adams Golf.

(f) "Good reason" termination means that the Executive terminated his employment because 30 days have elapsed without cure of any of the following:

(i) any material breach by the Company of any of the terms of, or the failure to perform any covenant or agreement contained in this Agreement after the Company's receipt from the Executive of written notice specifying in reasonable details the nature of the Company's breach or failure to perform; or

(ii) any substantial reduction in title, position, reporting requirements, responsibilities, or duties of the Executive after the Company's receipt from the Executive of written notice specifying in reasonable details the nature of such occurrence; or

(iii) the occurrence of any reduction in the Annual Base Salary; or

(iv) the Company's failure to obtain the full assumption in writing of this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company's business and/or assets after the Company's receipt from the Executive of written notice of this failure; or

(v) delivery of written notice by the Company to the Executive of the Company's approval for the Executive to tender his resignation with Good Reason.

Section 3 Termination Resulting from Sale or Change of Control or Without Cause.

Upon a Sale or Change of Control or Without Cause Termination, the following shall apply:

    within 30 days of the date of termination, all unpaid Base Salary (as defined below) shall accrue and Employer shall provide the Executive with all salary, benefits and expense reimbursements to which the Executive would otherwise be entitled, through and including the date of termination, including, without limitation, compensation for vacation days accrued in the year of termination which are unused as of the termination date.

    in exchange for a General Release in form and substance reasonably satisfactory to the Employer the Executive shall receive:

    payments of Base Salary to the Executive for the twelve (12) month time period following the date of termination at such times as salary payments were historically made to Executive;

    continued substantially equal medical benefits for the twelve (12) month period following the date of termination;

    the immediate vesting of any stock options granted under the Adams Golf Employee Stock Option Plan or any substituted or amended plan prior to the execution of the Agreement. Executive shall have 120 days thereafter to exercise those stock options.

    Any payments owed to the Executive pursuant to Section 3(b) shall be offset by any severance payments paid to the Executive by the Employer or its successor.

Section 4 No Mitigation. In the event of a Sale or Change of Control Termination, the Executive shall not be required to mitigate the payments or benefits to be received by the Executive hereunder by securing other employment or otherwise.

Section 5 Severance Rights if Executive is Terminated Without Cause. Executive is an at-will employee. However, if Executive is terminated without cause (as defined above) irrespective of a sale or change of control (as defined above), the provisions of Section 3 of this Agreement shall apply.

Section 6 Severance terms if Executive is Terminated with Cause. Upon the termination of the Executive's employment by the Company for Cause or the Executive without good reason, neither the Company nor the Executive shall have any remaining duties or obligations except that the Company shall:

(a) pay the Executive's accrued salary and any other accrued benefits through the effective date of such expiration or termination;

(b) reimburse the Executive for expenses already actually incurred through the effective date of such expiration or termination;

(c) pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any employee benefit plan of which the Executive or any of his dependents is or was a participant or as otherwise required by law;

(d) pay the Executive and his beneficiaries any compensation and/or provide the Executive or his eligible dependents any benefits due through the effective date of such expiration;

Section 7 Successors Bound. The rights and obligations of the Employer hereunder shall inure to the benefit and are binding upon the successor of the Employer.

Section 8 Notices and Other Documents. All payments, requests, notices and the like may be made to the Executive by mailing the same to the Executive. Notices, requests and the like sent by the Executive to Adams Golf at Attn. Human Resources, Adams Golf, 2801 E. Plano Parkway, Plano, TX 75074, or to such other address as Adams Golf may furnish to the Executive for this purpose from time to time in writing.

Section 9 Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholdings and deductions as required by applicable law or regulation, as in effect from time to time.

MISCELLANEOUS PROVISIONS

Section 10 Assignment. This Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive. The Employer may assign its right, together with its obligations hereunder (i) to any successor-in-interest, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets; in any event the obligations of the Employer hereunder shall be binding on its successor or permitted assign, whether by merger, consolidation or acquisition of all or substantially all of its businesses or assets.

Section 11 Significance of Headings. Section headings contained herein are solely for aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

Section 12 Applicable Law, Venue. This Agreement shall be governed and construed according to the laws of the State of Texas. Any action brought by either party arising out of this Agreement shall take place in Plano, Texas.

Section 13 Entire Agreement. The provisions of this Agreement are intended by the parties as a complete, conclusive and final expression of their agreement concerning the subject matter hereof. This Agreement supersedes all prior agreements concerning the subject matter, and no other statement, representation, agreement or understanding, oral or written, made prior to or at the execution hereof, shall vary or modify the written terms hereof. No amendments, modifications or releases from any provision hereof shall be effective unless in writing and signed by both parties.

Section 14 Waiver. Unless otherwise mutually agreed in writing, no departure from, waiver of, or omission to require compliance with any of the terms hereof by either party shall be deemed to authorize any prior or subsequent departure or waiver, or obligate either party to continue any departure or waiver.

Section 15 Severability. Any provision or part of this Agreement prohibited by applicable law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions or parts hereof.

Section 16 Arbitration. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a panel of three arbitrators (who shall be lawyers), in a decision required by a majority of the arbitrators. If the parties cannot agree upon the panel of three arbitrators, then each party may pick an arbitrator and the two chosen arbitrators shall choose upon the three-arbitrator panel. The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. Venue shall be Plano, Texas. The award or decision rendered by the arbitration panel shall be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.

(Executive)

/S/ Eric Logan

Eric Logan

Chief Financial Officer

ADAMS GOLF

/S/ Oliver G. Brewer__

Oliver G. (Chip) Brewer, III

CEO & President